Exhibit (j)(1) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 42 to the Registration Statement (Form N-1A, No. 333-218374) of Federated Hermes Adviser Series and to the incorporation by reference of our report, dated December 23, 2020, on Federated Hermes SDG Engagement Equity Fund (one of the portfolios constituting Federated Hermes Adviser Series) included in the Annual Shareholder Report for the fiscal year ended October 31, 2020.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 10, 2021